Misc.(2)

Lim Kok Thay
25th Floor, Wisma Genting
Jalan Sultan Ismail
50250 Kuala Lumpur
Malaysia

September 23, 2019

To Whom It May Concern

Authorisation to Sign and File Forms

I hereby authorise and designate Mr Yap Chong Chew to sign and file on my behalf the Schedule 13E-3 and any other forms or documents which are required to be filed with the United States Securities and Exchange Commission in connection with the proposed merger of Hercules Merger Subsidiary, Inc with and into Empire Resorts, Inc, with Empire Resorts, Inc continuing as the surviving corporation.

/s/ LIM KOK THAY
LIM KOK THAY